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                                                                      EXHIBIT 12

                          BATTLE MOUNTAIN GOLD COMPANY
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED
                        CHARGES AND PREFERRED DIVIDENDS
                         (in thousands, except ratios)
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                                                   Nine Months ended
                                                     September 30,
                                            ---------------------------------
                                                1995                  1994
                                            ----------            -----------
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EARNINGS COMPUTATION USING
CONSOLIDATED INCOME STATEMENT DATA

Income before income taxes and minority         $15,907             $11,717
 interest
Minority interest in income of                   (3,768)             (3,236)
 majority-owned subsidiaries                    -------             -------
Income before income taxes                       12,139               8,481
                                                -------             -------

Add fixed charges included in income:
  Interest expense                                5,241               7,303
  Amortization of deferred financing                156                 156
   costs
  Interest portion of rental expenses               646               1,829
   (33%)                                        -------             -------
   Sub-total fixed charges included in            6,043               9,288
    income                                      -------             -------
Income                                          $18,181             $17,769
                                                =======             =======


Fixed Charges
  Included in income                            $ 6,043             $ 9,288
  Capitalized interest                            5,754               4,488
                                                -------             -------
   Total fixed charges                           11,797              13,776
                                                -------             -------
  Preferred dividends                             5,290               6,440
                                                -------             -------
   Combined fixed charges and preferred         $17,087             $20,216
    dividends                                   =======             =======

Ratio of earnings to fixed charges                 1.54                1.29

Amount by which fixed charges exceed                  -                   -
 earnings

Ratio of earnings to combined fixed
 charges and preferred dividends                   1.06                   -

Amount by which combined fixed charges
 and preferred dividends exceed earnings              -               2,447


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